Exhibit 99

Vishay Reports Results for First Quarter 2010

  Revenues for Q1 2010 were $641 million or $34 million higher compared to Q4 2009
  Net earnings of $0.24 per diluted share for the first quarter 2010 as compared to net earnings of $0.15 per diluted share for the fourth quarter 2009
  Cash generated from operations in the first quarter 2010 was $68 million, capital expenditures were $18 million
  Inventories at distribution down by 6% compared to Q4 2009

MALVERN, Pa.--(BUSINESS WIRE)--May 5, 2010--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that revenues for the fiscal quarter ended April 3, 2010 were $640.5 million, compared to $449.5 million for the fiscal quarter ended March 28, 2009. The net income attributable to Vishay stockholders for the fiscal quarter ended April 3, 2010 was $45.4 million, or $0.24 per diluted share, compared to a net loss attributable to Vishay stockholders of $(29.1) million, or $(0.16) per share for the fiscal quarter ended March 28, 2009.

Net earnings (loss) from continuing operations attributable to Vishay stockholders include various items affecting comparability, as listed on the attached reconciliation schedule. There were no such items for the fiscal quarter ended April 3, 2010. Adjusted net earnings (loss) per share, which excludes these items, was $(0.08) for the fiscal quarter ended March 28, 2009.

Commenting on the results for the first quarter 2010, Dr. Paul stated, “In the first quarter 2010, demand for both passive components and discrete semiconductors increased again substantially compared to the previous quarter. The order levels now exceed pre-crisis levels. Inventories in the supply chain are extremely low as manufacturing capacities have not yet caught up with demand. Our distributors reduced their inventories of our products by 6% quarter over quarter; the inventory turns at distribution were 5.0 for the first quarter. The sales increase quarter over quarter was limited by our constrained manufacturing capacities, especially for our discrete semiconductors.”

Dr. Paul continued, “As previously announced, no material restructuring projects are planned for 2010. In the first quarter 2010, we generated $68 million of cash flows from operations while we had capital expenditures of $18 million. We expect to continue to substantially improve our solid financial position this year despite higher capital expenditures, due to the improvement of profits, virtually stable inventories, the absence of significant cash costs for restructuring and improved cash collection.”

Dr. Paul concluded, “The results of the first quarter 2010 and the previous quarter demonstrate that Vishay has after three challenging years successfully re-focused on profitability. We are positioned to reach new levels of profitability as sales return to pre-crisis levels.”

Commenting on the outlook for the second quarter 2010 Dr. Paul stated, “Based on the strong book-to-bill and increasing manufacturing capacities, we anticipate revenues of between $660 to $700 million at further improved results.”

Commenting on the Company's intended spin-off, R&D and acquisition activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, "Our Board of Directors and management team, in consultation with independent financial and legal advisors, are working on the requirements to finalize and execute the spin-off of Vishay Precision Group and expect the spin-off to occur in mid-2010. During the quarter, we achieved an important milestone on the road to launch Vishay Precision Group as an independent, publicly-traded company with the filing of the registration statement on Form 10.”

Dr. Zandman continued, “Our R&D activities progress as planned. We are working closely with our customers to support them with the components required for their new products.”

Dr. Zandman concluded, “Based on our very strong balance sheet and the improved economic environment, we are now again actively pursuing acquisitions. We are targeting small to mid-size companies. For the passive components, we aim to strengthen and broaden our position as a specialty products supplier; for the discrete semiconductors, the intent is to increase market share and exploit synergies. The goal of our acquisition activities is to further improve our profitability.”

A conference call to discuss first quarter financial results is scheduled for Wednesday, May 5, 2010 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #66430623.

There will be a replay of the conference call from 11:30 AM ET on Wednesday, May 5, 2010 through 11:59 PM ET on Monday, May 10, 2010. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #66430623.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with generally accepted accounting principles (“GAAP”), including adjusted net earnings (loss) and adjusted net earnings (loss) per share. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Non-GAAP measures such as adjusted net earnings (loss) and adjusted net earnings (loss) per share do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that these measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to an understanding to the Company’s intrinsic operations. These reconciling items are indicated on the accompanying reconciliation schedule and are more fully described in the Company’s financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and acquisition activity, and the general state of the Company, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the pace and continuation of recovery in the worldwide economy; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates and consummating a transaction on terms which we consider acceptable; the failure to complete the spin-off of Vishay Precision Group as anticipated; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Fiscal quarters ended
	April 3,	December 31,	March 28,
	2010	2009	2009

Net revenues	$640,460	$606,960	$449,511
Costs of products sold	473,447	469,964	381,487
Gross profit	167,013	136,996	68,024
Gross margin	26.1%	22.6%	15.1%

Selling, general, and administrative expenses	101,888	98,289	87,454
Restructuring and severance costs	-	3,373	18,933
Asset write-downs	-	681	-
Operating income (loss)	65,125	34,653	(38,363)
Operating margin	10.2%	5.7%	-8.5%

Other income (expense):
Interest expense	(2,434)	(2,044)	(2,864)
Other	44	2,091	12,883
Total other income (expense) - net	(2,390)	47	10,019

Income (loss) before taxes	62,735	34,700	(28,344)

Income taxes	17,096	5,961	710

Net earnings (loss)	45,639	28,739	(29,054)

Less: net earnings attributable to noncontrolling interests	219	258	73

Net earnings (loss) attributable to Vishay stockholders	$45,420	$28,481	$(29,127)

Basic earnings (loss) per share attributable to Vishay stockholders	$0.24	$0.15	$(0.16)

Diluted earnings (loss) per share attributable to Vishay stockholders	$0.24	$0.15	$(0.16)

Weighted average shares outstanding - basic	186,641	186,636	186,558

Weighted average shares outstanding - diluted	193,067	193,020	186,558

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	April 3,	December 31,
	2010	2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$613,102	$579,189
Accounts receivable, net	324,685	284,295
Inventories:
Finished goods	115,416	119,723
Work in process	195,740	192,206
Raw materials	131,543	122,940
Total inventories	442,699	434,869

Deferred income taxes	17,824	16,781
Prepaid expenses and other current assets	102,629	92,409
Total current assets	1,500,939	1,407,543

Property and equipment, at cost:
Land	97,027	98,623
Buildings and improvements	517,098	528,438
Machinery and equipment	2,084,894	2,126,226
Construction in progress	38,554	36,193
Allowance for depreciation	(1,770,654)	(1,779,224)
	966,919	1,010,256

Intangible assets, net	146,182	153,623

Other assets	141,110	148,124
Total assets	$2,755,150	$2,719,546

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	April 3,	December 31,
	2010	2009
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$33	$24
Trade accounts payable	117,719	118,216
Payroll and related expenses	98,657	87,566
Other accrued expenses	181,157	162,083
Income taxes	31,301	23,558
Current portion of long-term debt	53,466	16,054
Total current liabilities	482,333	407,501

Long-term debt less current portion	281,025	320,052
Deferred income taxes	13,533	13,062
Deferred grant income	2,411	2,526
Other liabilities	148,514	152,874
Accrued pension and other postretirement costs	287,341	301,930
Total liabilities	1,215,157	1,197,945

Equity:
Vishay stockholders' equity
Common stock	17,229	17,228
Class B convertible common stock	1,435	1,435
Capital in excess of par value	2,318,200	2,317,613
Retained earnings (accumulated deficit)	(877,385)	(922,805)
Accumulated other comprehensive income	75,656	102,975
Total Vishay stockholders' equity	1,535,135	1,516,446
Noncontrolling interests	4,858	5,155
Total equity	1,539,993	1,521,601
Total liabilities and equity	$2,755,150	$2,719,546

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	April 3,	March 28,
	2010	2009

Continuing operating activities
Net earnings (loss)	$45,639	$(29,054)
Adjustments to reconcile net earnings (loss) to net cash provided by continuing operating activities:
Depreciation and amortization	50,445	54,571
(Gain) loss on disposal of property and equipment	(68)	79
Inventory write-offs for obsolescence	6,005	6,376
Deferred grant income	(156)	(209)
Other	5,186	(21,449)
Changes in operating assets and liabilities, net of effects of businesses acquired	(39,003)	42,937
Net cash provided by continuing operating activities	68,048	53,251

Continuing investing activities
Purchase of property and equipment	(18,086)	(11,309)
Proceeds from sale of property and equipment	292	308
Net cash used in continuing investing activities	(17,794)	(11,001)

Continuing financing activities
Principal payments on long-term debt and capital lease obligations	(1,614)	(247)
Proceeds of long-term debt, net of issuance costs	-	15,000
Net changes in short-term borrowings	9	(10,871)
Distributions to noncontrolling interests	(516)	(116)
Net cash provided by (used in) continuing financing activities	(2,121)	3,766
Effect of exchange rate changes on cash and cash equivalents	(14,138)	(2,404)
Net increase in cash and cash equivalents from continuing activities	33,995	43,612

Net cash used by discontinued operating activities	(82)	(3,000)
Net cash provided by discontinued investing activities	-	-
Net cash used by discontinued financing activities	-	-
Net cash used by discontinued operations	(82)	(3,000)

Net increase in cash and cash equivalents	33,913	40,612

Cash and cash equivalents at beginning of period	579,189	324,164
Cash and cash equivalents at end of period	$613,102	$364,776

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings (Loss) Per Share
(Unaudited - In thousands except earnings per share)
	Fiscal quarters ended
	April 3,	December 31,	March 28,
	2010	2009	2009

GAAP net earnings (loss) attributable to Vishay stockholders	$45,420	$28,481	$(29,127)

Reconciling items affecting operating margin:
Restructuring and severance costs	$-	$3,373	$18,933
Asset write-downs	-	681	-

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$-	$(1,029)	$(4,434)

Adjusted net earnings (loss)	$45,420	$31,506	$(14,628)

Adjusted weighted average diluted shares outstanding	193,067	193,020	186,558

Adjusted earnings (loss) per diluted share *	$0.24	$0.16	$(0.08)

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi
Executive Vice President and Chief Financial Officer
+1-610-644-1300
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300